Exhibit 16.1

August 18, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K of Rocky Mountain Chocolate Factory, Inc. dated August 15, 2023, and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours, /s/ Plante & Moran, PLLC Cleveland, Ohio